Exhibit 99.1

USA Compression Announces Upsized Revolving Credit Facility;

Increased Capacity of $1.1 Billion and Maturity Extension;
Year-End Operational Update Positive; Reaffirming High End of 2014 Guidance

AUSTIN, Texas, January 6, 2015 — USA Compression Partners, LP (NYSE: USAC) (the “Partnership”) today announced the closing of the Second Amendment to its Fifth Amended and Restated Credit Agreement, which provides for an increase in the revolving credit facility capacity from $850 million to $1.1 billion and an extension of the maturity to 2020.  The revolving credit facility contains an accordion feature whereby it can be expanded to $1.3 billion under certain conditions.  In addition, the amendment also provides additional flexibility under the financial covenants.  As of September 30, 2014, the Partnership had approximately $510 million of variable-rate indebtedness outstanding under its revolving credit facility.

“This amendment provides the Partnership with incremental liquidity and capacity, affording us flexibility in managing our balance sheet, leverage and coverage as we continue to execute our organic growth strategy,” said Eric D. Long, President and Chief Executive Officer of the Partnership. “We view the meaningful upsize as a strong show of support by our lender group.  Being able to significantly increase the facility during this volatile time in the market demonstrates the trust of our lenders, many of whom have over a decade-long relationship with USA Compression, and their in-depth understanding as to the stability of our fee based, demand driven business.

“Our business is driven largely by the continued increase in overall natural gas production,” Mr. Long continued, “and while cuts to producer capital expenditure budgets are grabbing most of the headlines, lower capital expenditure budgets do not necessarily equate to declining natural gas production. In fact, the EIA projects 3% production growth in 2015 in its most recent Short-Term Energy Outlook (December 9, 2014). Growth in demand for US natural gas also remains strong, driven especially by both increased pipeline exports to Mexico as well as LNG projects beginning service towards the end of 2015. We believe that low-cost shale gas prospects will be the sources of supply to fill this incremental demand, and that in 2015 and beyond, domestic producers will shift their focus to emphasize development of these natural gas shale prospects, as well as develop only their highest quality oil projects. As an example, on December 29, 2014, the Partnership’s largest customer, Southwestern Energy, announced an approximately 28% increase in expected gas and oil production over its 2014 level along with a 2015 capital spending increase of approximately 8% — driven primarily from their increasing development in Northeast and Southwest Appalachia for Marcellus and Utica natural gas. This is a great example of one of our large, well-capitalized customers continuing to focus on high-grading its capital deployment towards the most attractive investment opportunities — which we believe to be shale resources. We should be in a position to discuss as-yet unannounced capital expenditure budgets of other customers when we hold our next earnings call.

“Entering 2015,” added Mr. Long, “we currently see strong market demand for our compression services, which we believe is based on the expected build out of large regional natural gas infrastructure projects primarily tied to the long-term increasing demand for natural gas.  Our geographic diversity continues to benefit our business, as our presence across many of the major natural gas producing basins provides not only cash flow stability but also opportunities to capitalize on shifting areas of focus. Additionally, as access to capital becomes constrained for some producers and midstream operators, we may potentially see an uptick in outsourced compression services, which is consistent with past market downturns.

“Regarding the small portion (approximately 15% of total fleet horsepower) of our fleet engaged in gas-lift applications on crude oil wells, we currently maintain high utilization,” noted Mr. Long. “Given the current commodity price environment, we continue to closely monitor and evaluate growth capital plans for compression services from the gas lift units.”

Year-End 2014 Operational Update

The following year-end 2014 operational update is based on preliminary data and therefore remains subject to change in all respects.

USA Compression ended the 4th quarter of 2014 with approximately 1.5 million total HP in its fleet, a 29% increase over Q4 2013. Over the same 12-month period, revenue generating HP increased to approximately 1.4 million HP, a 26% increase. During 2014, the Partnership invested more than $360 million in expansion capital, primarily in new compression units.

For the year ended December 31, 2014, USAC’s average fleet utilization was 94.0%(1). This compares to 93.8%(1) for the year ended December 31, 2013. Regarding the continued strong fleet utilization, Mr. Long commented, “USAC has demonstrated its ability over the last 15 years, throughout multiple commodity price cycles, to keep our assets in the field and working, and Q4 2014 was no different. Our strategic focus on large horsepower compression continues to prove our business thesis — assets used primarily in large midstream-oriented applications have significantly less volatility and longer deployment cycles, and as a result generate very stable fee-based cash flows.”

Demand for services from new compression units delivered in 2014, as well as those scheduled for delivery in 2015, currently remains strong. As of December 31, 2014, USAC had executed and pending compression service contracts for approximately 95% of the total midstream-oriented HP delivered in 2014. Of the approximately 200,000 midstream-oriented HP currently scheduled for 2015 delivery, about 48% has already been committed to customers on a long-term basis. Mr. Long added, “We are currently ahead of our historical pace in terms of locking in new fee-based service contracts for units being delivered in 2015.”

2014 / 2015 Guidance

USA Compression is reaffirming that it expects to be at the high end of its previously-issued guidance for 2014. The Partnership will be providing 2015 guidance during its regularly-scheduled 2014 full year earnings conference call, expected to take place in early to mid-February 2015.

(1) Calculated as the average utilization for the months in the period based on utilization at the end of each month in the period. Utilization is calculated as (i)(a) revenue generating HP plus (b) HP in the Partnership’s fleet that is under contract, but is not yet generating revenue plus (c) HP not yet in the Partnership’s fleet that is under contract not yet generating revenue and that is subject to a purchase order, divided by (ii) total available HP less idle HP that is under repair.

ABOUT USA COMPRESSION PARTNERS, LP

USA Compression Partners, LP is a growth-oriented Delaware limited partnership that is one of the nation’s largest independent providers of compression services in terms of total compression unit HP. The company partners with a broad customer base composed of producers, processors, gatherers and transporters of natural gas. USA Compression focuses on providing compression services to infrastructure applications primarily in high volume gathering systems, processing facilities and transportation applications. More information is available at www.usacpartners.com.

FORWARD-LOOKING STATEMENTS

Statements in this press release may be forward-looking statements as defined under federal law. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and factors, many of which are outside the control of the Partnership, and a variety of risks that could cause results to differ materially from those expected by management of the Partnership. These risks include, but are not limited to, the additional capacity under the revolving credit facility enabling the Partnership to execute its growth strategy, changes in the long-term demand for crude oil and natural gas, the demand for the Partnership’s compression services and actions taken by its customers, competitive conditions in the industry, and changes in general economic conditions, including the overall economic outlook of the oil and natural gas industry. The Partnership undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

Investor Contacts:

Joseph “Jody” C. Tusa, Jr.

Chief Financial Officer

(512) 473-2662

jtusa@usacompression.com

Matt Liuzzi

SVP — Strategic Development

(512) 369-1624

mliuzzi@usacompression.com

William Lehner

Director — Business Development / IR

(512) 369-1623

wlehner@usacompression.com